Exhibit 23.1

[Logo of AISI]
July 28, 2015

Spirit Airlines, Inc.
2800 Executive Way
Miramar, FL 33025

Re:	Spirit Airlines, Inc. (the “Company”) Three Airbus A320-200 and Twelve Airbus A321-200 Aircraft Appraisals
Ladies and Gentlemen:
We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Prospectus Supplement Summary – The Offering,” (e) “Risk Factors – Risk Factors Relating to the Certificates and the Offering,” (f) “Description of the Aircraft and the Appraisals – The Appraisals” and (g) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement expected to be dated on or about July 28, 2015, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated February 24, 2015, included in Registration Statement No. 333-202260 and relating to the offering of Spirit Airlines, Inc. Pass Through Certificates, Series 2015-1.
Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

By: /s/ Mark D. Halsor
Name: Mark D. Halsor
Title: President

Main Office: 1409 Peachtree Street, Suite 200, Atlanta, Georgia 30309
TEL: 404 870-AISI (2474) E-MAIL: mail@AISI.aero